EXHIBIT 23.8

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2013, with respect to the Historical Summary of the GE Capital Portfolio for the year ended December 31, 2012 included in the July 23, 2013 Current Report of American Realty Capital Properties, Inc. on Form 8-K/A, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 15, 2013